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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Marisa Christina, Incorporated:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-91078 and 33-91080) on Form S-8 of Marisa Christina, Incorporated of our report dated February 26, 2004 relating to the consolidated balance sheets of Marisa Christina, Incorporated and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Marisa Christina, Incorporated.

/s/ KPMG LLP

Baltimore, Maryland
March 17, 2004

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